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Exhibit 3.1.2

                                    EXHIBIT A

                           CERTIFICATE OF AMENDMENT TO
               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                   OF SERIES A CONVERTIBLE PREFERRED STOCK OF
                          STRATUS SERVICES GROUP, INC.


         Stratus Services Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

A. Pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended (the "DGCL"), said Board of Directors, on June 21, 2001, adopted a resolution providing for the designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Corporation's Series A Convertible Preferred Stock.

B. The Corporation filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock ("Certificate of Designation") with the Secretary of State of the State of Delaware on July 2, 2001.

C. Pursuant to the provisions of Section 242 of the DGCL, said Board of Directors, pursuant to a unanimous consent dated as of March 13, 2002, adopted a resolution providing for the amendment of Section 4 of the Certificate of Designation (the "Amendment") to permit the Corporation to pay the redemption price of the Series A Convertible Preferred Stock in shares of Common Stock, which resolution is as follows:

                  RESOLVED, that the Board of Directors deems it advisable to, and hereby does, amend Section 4 of the Certificate of Designation to permit the Corporation to pay the redemption price of the Preferred Stock in shares of Common Stock, which for purposes of calculating the number of shares to be issued in connection with such redemption, shall be valued at the Market Value (as defined in the Subscription Agreement dated June 26, 2001 between the Corporation and Artisan.com Limited) of the Common Stock as of the day preceding the redemption;

                  FURTHER RESOLVED, that the President, the Secretary and any Vice President of the Corporation (each, a "Designated Officer") is hereby authorized and directed to execute and file, in the name of and on behalf of the Corporation, an Amendment to the Certificate of Designation which shall add the following sentence to the end of
         Section 4 of the Certificate of Designation:

                  "The Corporation may, at its option, pay the redemption price of the Series A Preferred Stock in shares of Common Stock which, for purposes of calculating the number of shares to be issued in connection with such redemption, shall be

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         valued at the Market Value (as defined in the Subscription
         Agreement dated June 26, 2001 between the Corporation and Artisan.com Limited) of the Common Stock as of the day preceding the redemption."

                  FURTHER RESOLVED, that each Designated Officer is hereby authorized and directed to take all such actions as he considers necessary or appropriate to carry out the foregoing resolutions.

         D. That in lieu of a meeting and vote of stockholders, all of the holders of the outstanding Series A Convertible Preferred Stock of the Corporation have given written consent to the Amendment in accordance with the provisions of Section 228 of the DGCL.

         E. The Amendment has been duly adopted and approved in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

         F. The recitals and resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 14th day of March 2002.

                          STRATUS SERVICES GROUP, INC.


                          By: /s/ Joseph J. Raymond
                              ----------------------------------
                              Joseph J. Raymond, President and
                              Chief Executive Officer


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